Exhibit 99.1

Media/Investor Contact: Anne Erickson Executive Director Halozyme Therapeutics 858-704-8264 aerickson@halozyme.com

HALOZYME ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, February 9, 2012 – Halozyme Therapeutics, Inc. (NASDAQ: HALO) today announced that it is offering to sell 6,800,000 shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering. Barclays Capital Inc. is the sole book-running manager of the offering, and Halozyme intends to grant them a thirty (30) day option to purchase up to an additional 1,020,000 shares of common stock. All of the shares in the offering are to be sold by Halozyme. Halozyme intends to use the net proceeds from the offering to build commercial inventory for anticipated product launches, fund research and development of proprietary programs, and for general corporate purposes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale is not permitted.

A shelf registration statement on Form S-3ASR relating to the public offering of the shares of common stock described above was filed and automatically declared effective with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from the offices of Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Barclaysprospectus@broadridge.com (phone: 888-603-5847).

Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and the other documents that Halozyme has filed, or will file, with the SEC for more complete information about Halozyme and this offering. You may access these documents, when available, free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a preliminary prospectus supplement and accompanying prospectus as indicated above.

About Halozyme

Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company’s research focuses primarily on a family of human enzymes, known as hyaluronidases, that increase the absorption and dispersion of biologics. Halozyme’s pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets HYLENEX® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the public offering) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in Halozyme’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission. Halozyme undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Halozyme’s expectations.

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